EXHIBIT 5.1
Dykema Gossett PLLC
39577 Woodward Avenue, Suite 300
Bloomfield Hills, Michigan 48304
December 8, 2006
Syntel, Inc.
525 E. Big Beaver Road, Suite 300
Troy, MI 48083
Ladies and Gentlemen:
     We have served as counsel to Syntel, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by those selling shareholders named in the Registration Statement of up to 3,450,000 shares of the Company’s common stock. (“Common Stock”), without par value (the “Shares”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.
     Based upon such examination and our participation in the preparation of the Registration Statement, it is our opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus which forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
DYKEMA GOSSETT PLLC
/s/ DYKEMA GOSSETT PLLC